THE J.P. Morgan U.S. Small Company Portfolio
Section 10f-3 Transactions

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Affiliated Underwriting Procedures of the Fund.

Trade
Date     	Issue
11/03/00	Optical Communication Products, Inc. (OCPI)

Shares            Price         Amount
38,900  	  $11.00	$427,900.00

                                        % of Issue
Spread     Spread       Fund's            for all
Amount       %        % of issue     J.P. Morgan Funds
$0.77       N/A		0.370%	           0.871%

  Broker
SBC Warburg, Inc.

Underwriters of Optical Communication Products, Inc. (OCPI)

Underwriters     	                   Number of Shares
UBS Warburg LLC                                   3,298,750
J.P. Morgan Securities, Inc.                      2,356,250
U.S. Bancorp Piper Jaffray, Inc.                  1,885,000
Wit SoundView Corporation                         1,885,000
Banc of America Securities LLC                      125,000
Cantor Fitzgerald & Co.                             125,000
CIBC World Markets Corp                             125,000
Morgan Stanley & Co. Incorporated                   125,000
Thomas Weisel Partners LLC                          125,000
Robert W. Baird & Co. Incorporated                   75,000
Morgan Keegan & Company, Inc.                        75,000
Raymond James & Associates, Inc.                     75,000
Ryan, Beck & Co.                                     75,000
Sands Brothers & Co., Ltd.                           75,000
Tucker Anthony Incorporated                          75,000
Total                                            10,500,000